Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:	Douglas Ian Shaw
	Corporate Secretary	4 West Second Street
	(631) 727-5667	Riverhead, NY 11901
(631) 727-5667 (Voice) - (631) 727-3214 (FAX)
invest@suffolkbancorp.com

SUFFOLK BANCORP ANNOUNCES REGULAR QUARTERLY DIVIDEND

Riverhead, New York, December 1, 2009 — Suffolk Bancorp (NASDAQ - SUBK) announced that the Board of Directors, at its regular meeting on November 30, 2009, declared a regular quarterly dividend of $0.22 per share of common stock to all shareholders of record on December 15, 2009, payable on January 4, 2010.

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. “SCNB” is Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Suffolk County National Bank has 29 offices in Suffolk County, New York.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release may include statements which look to the future. These can include remarks about Suffolk Bancorp, the banking industry, and the economy in general. These remarks are based on current plans and expectations. They are subject, however, to a variety of uncertainties that could cause future results to vary materially from Suffolk’s historical performance, or from current expectations. Factors affecting Suffolk Bancorp include particularly, but are not limited to: changes in interest rates; increases or decreases in retail and commercial economic activity in Suffolk’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; and changes in government regulations.

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